Exhibit 23.1

Consent of Independent Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of BioTime, Inc. and Subsidiaries (collectively the “Company”) on Form S-3 and related Prospectus of our report dated March 17, 2014, with respect to the audit of the financial statements of the Company for the year ended December 31, 2013 and 2012, which report appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2014, and to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Rothstein Kass

New York, New York
January 12, 2016